Exhibit 16.2

November 18, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549

Gentlemen:

We have read the statements made by KMG Chemicals, Inc. which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company’s Form 8-K report as of November 16, 2004.  We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ UHY MANN FRANKFORT STEIN & LIPP CPAs, LLP